SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549

                               FORM 8-K/A
                            (AMENDMENT NO. 1)

            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                 THE SECURITIES AND EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest Event Reported):  September 29, 2000

------------------------------------------------------------------------------


                        REGAL-BELOIT CORPORATION
         (Exact Name of Registrant as Specified in its Charter)



         WISCONSIN               1-7283                 39-0875718
(State or Other Jurisdiction  (Commission               (I.R.S. Employer
     of Incorporation)         File Number)              Identification No.)


  200 State Street, Beloit, Wisconsin              53511-6254
(Address of Principal Executive Offices)           (ZIP Code)


                            (608) 364-8800
           (Registrant's Telephone Number, Including Area Code)

Item 7.   FINANCIAL STATEMENTS, PRO-FORMA  FINANCIAL INFORMATION
          AND EXHIBITS

Since it was impracticable to provide the financial information required by
Item 7 at the time the Current Report on Form 8-K was filed for this acquisition, such information is hereby being filed.

     A.   Financial Statements of Business Acquired

          The following Financial Statements of LEESON Electric Corporation are attached hereto and such Financial Statements are incorporated herein by reference.

          Consolidated Financial Statements as of September 29, 2000
          (Unaudited):

          1. Consolidated Balance Sheets as of September 29, 2000 and December 31, 1999 (Unaudited).

          2. Consolidated Statements of Operations For the Nine Months Ended September 29, 2000 and October 2, 1999 (Unaudited).

          3. Consolidated Statements of Cash Flows for the Nine Months Ended September 29, 2000 and October 2, 1999 (Unaudited).

          4. Notes to Consolidated Financial Statements For the Nine Months Ended September 29, 2000 and October 2, 1999 (Unaudited).

          Consolidated Financial Statements as of December 31, 1999, 1998 and 1997 Together with Report of Independent Public Accountants:

          5.  Report of Independent Public Accountants.

          6.  Consolidated Balance Sheets December 31, 1999 and 1998.

          7. Consolidated Statements of Operations For the Years Ended December 31, 1999, 1998 and 1997.

          8. Consolidated Statements of Cash Flows For the Years Ended December 31, 1999, 1998 and 1997.

          9. Consolidated Statements of Changes in Stockholders Equity For the Years Ended December 31, 1999, 1998 and 1997.

         10. Notes to Consolidated Financial Statements December 31, 1999, 1998 and 1997.

         11.  Consent of Independent Public Accountants.

     A.   Proforma Financial Information

          The following Pro-Forma Financial Information is provided on the Schedules attached hereto:

          Schedule I REGAL-BELOIT Corporation and LEESON Electric Corporation Pro-Forma Combined Condensed Balance Sheets (Unaudited) as of September 30, 2000, with related Notes.

          Schedule II REGAL-BELOIT Corporation and LEESON Electric Corporation Pro-Forma Combined Statements of Income (Unaudited) for the year ended December 31, 1999, with related Notes.

          Schedule III REGAL-BELOIT Corporation and LEESON Electric Corporation Pro-Forma Combined Statements of Income (Unaudited) for the nine months ended September 30, 2000, with related Notes.

     B.   Exhibits -- None

          All required exhibits were filed with Form 8-K dated October 13, 2000.

CAUTIONARY STATEMENT

The following is a cautionary statement made under the Private Securities
-------------------------------------------------------------------------
Litigation Reform Act of 1995:
------------------------------

With the exception of historical facts, the statements contained in this document may be forward looking statements. Actual results may differ materially from those contemplated. Forward looking statements involve risks and uncertainties, including but not limited to, the following risks:
1) cyclical downturns affecting the markets for capital goods, 2) substantial increases in interest rates that impact the cost of the Company's outstanding debt, 3) the success of Management in increasing sales and maintaining or improving the operating margins of its businesses, 4) the availability of or material increases in the costs of select raw materials or parts, and
5) actions taken by competitors. Investors are directed to the Company's documents, such as its Annual Report on Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                   REGAL-BELOIT CORPORATION



                                By: /S/ Kenneth F. Kenneth
                                   ------------------------
                                      Kenneth F. Kaplan
                                        Vice President
                                    Chief Financial Officer
                                         and Secretary


Date:   December 12, 2000
      ---------------------

LEESON Electric Corporation

Consolidated Financial Statements
As of September 29, 2000
(Unaudited)

LEESON Electric Corporation

Consolidated Balance Sheets
As of September 29, 2000 and December 31, 1999
(Unaudited)



                   Assets                            September 29,   December 31,
                   ------                                2000            1999
                                                     -------------   ------------

Current Assets:
   Cash                                              $    804,083    $ 2,642,579
   Trade Receivables, Less Allowance for Doubtful
     Accounts of $406,585 and $366,544, Respectively   27,850,381     23,702,459
   Inventories, net                                    31,642,911     31,745,540
   Other Current Assets                                 1,272,462        829,640
                                                     -------------   ------------

        Total Current Assets                           61,569,837     58,920,218


Other Assets:
   Notes Receivable                                     4,520,342      3,725,384
   Cash Surrender Value of Officers' Life Insurance       621,041      1,851,518
   Other                                                1,636,641      1,221,982
                                                     -------------   ------------

                                                        6,778,024      6,798,884

Plant and Equipment:
   Land and Improvements                                1,597,055      1,644,726
   Buildings                                           13,709,035     13,942,334
   Machinery and Equipment                             56,543,270     54,517,794
                                                     -------------   ------------

                                                       71,849,360     70,104,854

   Allowance for Depreciation                         (38,252,254)   (36,059,200)
                                                     -------------   ------------

                                                       33,597,106     34,045,654
                                                     -------------   ------------

                                                     $101,944,967    $99,764,756
                                                     ============    ============

[FN]
The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


LEESON Electric Corporation

Consolidated Balance Sheets
As of September 29, 2000 and December 31, 1999
(Unaudited)

(Continued)

     Liabilities and Stockholders' Equity         September 29,   December 31,
     ------------------------------------             2000            1999
                                                  -------------   ------------

Current Liabilities:
  Notes Payable to Bank                           $          -    $   276,960
  Notes Payable to Directors and Stockholders                -        645,889
  Accounts Payable                                   7,162,310      7,142,577
  Employee Compensation                                776,442      2,963,919
  Accrued Incentive Compensation                       385,542              -
  Accrued Vacation                                   1,558,907      1,495,988
  Sales Commissions Payable                          1,939,528      1,629,372
  Accrued Warranty                                   1,200,000      1,400,000
  Accrued Expenses                                   9,228,206      3,565,832
  Current Maturities of Long-Term Obligations        2,702,314      2,525,037

                                                  ------------    -----------
     Total Current Liabilities                      24,953,249     21,645,574

Long-Term Obligations                               42,085,899     34,183,722

Minority Interest                                    1,297,762      1,129,663


Stockholders' Equity:

  Common Stock, $1 Par Value; 1,500,000 Shares
    Authorized; 21,407 Issued and Outstanding
    September 29, 2000 and December 31, 1999            21,407         21,407
    Additional Paid-In Capital                         628,400        628,400
    Retained Earnings                               32,958,250     42,155,990
                                                  ------------    -----------

                                                    33,608,057     42,805,797
                                                  ------------    -----------
                                                  $101,944,967    $99,764,756
                                                  ============    ===========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


LEESON Electric Corporation

Consolidated Statements of Operations
For the Nine Months Ended September 29, 2000 and October 2, 1999
(Unaudited)


                                                       Nine Months Ended
                                                 -----------------------------
                                                 September 29,      October 2,
                                                     2000              1999
                                                 -------------   -------------

Gross Sales                                      $139,664,178    $134,189,448

Less Allowances                                    (4,486,148)     (4,355,327)
                                                 -------------   -------------

Net Sales                                         135,178,030     129,834,121

Costs and Expenses:
  Cost of Goods Sold                               91,654,195      89,458,971
  Selling and Administrative Expenses              38,503,904      28,606,653
                                                -------------   -------------
                                                  130,158,099     118,065,624
                                                -------------   -------------
     Income from Operations                         5,019,931      11,768,497

Other Income (Expense):

  Interest Expense                                 (2,475,567)     (2,534,392)
  Gain (Loss) on Foreign Currency Transactions       (114,109)         78,031
  Minority Interest                                  (168,099)       (214,159)
  Other                                               (75,597)       (123,991)
                                                  ------------    ------------
                                                   (2,833,372)     (2,794,511)
                                                  ------------    ------------
     Income Before Income Taxes                     2,186,559       8,973,986

Provision for Income Taxes                            634,195         806,798
                                                  -----------     -----------

     Net Income                                   $ 1,552,364     $ 8,167,188
                                                  ===========     ===========

Net Income Per Share   Basic and Diluted               $72.52         $381.52
Average Number of Common Shares Outstanding            21,407          21,407



The accompanying notes to consolidated financial statements are an integral part of these statements.


LEESON Electric Corporation

Consolidated Statements of Cash Flows
For the Nine Months Ended September 29, 2000 and October 2, 1999
(Unaudited)



                                                         Nine Months Ended
                                                     ----------------------------
                                                     September 29,    October 2,
                                                         2000            1999
                                                     -------------   ------------
Cash Flows from Operating Activities:
  Net Income                                          $ 1,552,364    $ 8,167,188
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities-
      Minority Share of Canadian Income                   168,099        214,159
      Depreciation and Amortization                     4,439,172      4,554,974
      Loss on Sale of Equipment                            64,198         66,982
      Cash (Used for) Provided by Working Capital        (593,035)     1,862,593
                                                      ------------   ------------
        Net Cash Provided by Operating Activities       5,630,798     14,865,896
                                                      -----------    ------------
Cash Flows from Investing Activities:
  Capital Expenditures, Net of Sale Proceeds           (4,830,957)    (5,341,514)
  Increase in Notes Receivable                           (794,958)    (1,724,349)
  Decrease (Increase) in Other Assets                     980,477        (82,183)
                                                      ------------   ------------
     Net Cash Used for Investing Activities            (4,645,438)    (7,148,046)
                                                      ------------   ------------

Cash Flows from Financing Activities:
  Notes Payable to Directors and Stockholders            (645,889)        58,901
  Proceeds from Long-Term Financing                    13,000,000      4,050,000
  Payment of Long-Term Obligations                     (5,274,568)    (7,931,331)
  Distributions to Stockholders                        (9,903,399)    (3,010,899)
                                                      ------------   ------------
       Net Cash Used for Financing Activities          (2,823,856)    (6,833,329)
                                                      ------------   ------------

Net Increase (Decrease) in Cash                        (1,838,496)       884,521

Cash, Beginning of Year                                 2,642,579      1,671,105
                                                      ------------   ------------

Cash, End of Year                                     $   804,083    $ 2,555,626
                                                      ============   ============

Cash Flows from Working Capital Items:
  Increase in Trade Receivables                       $(4,147,922)   $(4,651,914)
  Decrease in Inventories                                 102,629      4,273,693
  Increase in Other Current Assets                       (442,822)      (212,803)
  Increase in Accounts Payable                             19,733      1,203,822
  Increase in Accrued Expenses                          3,875,347      1,249,795
                                                      ------------    -----------

     Net Cash (Used for) Provided by Working Capital  $  (593,035)    $1,862,593
                                                      ============    ===========

Supplemental Cash Flow Information:
     Cash Paid During the Year for-
     Interest                                          $2,269,356     $2,263,381
     Income taxes                                         804,876        778,487


The accompanying notes to consolidated financial statements are an integral part of these statements..

LEESON Electric Corporation

Notes to Consolidated Financial Statements
For the Nine Months Ended September 29, 2000 and October 2, 1999
(Unaudited)



(1)  Basis of Presentation-
     ---------------------

     The condensed consolidated financial statements include the accounts of LEESON Electric Corporation and its wholly owned subsidiary, LEESON Canada, Inc. All significant intercompany transactions have been eliminated in consolidation.

     In the opinion of management, the accompanying unaudited financial statements of LEESON Electric Corporation and consolidated subsidiary contains all adjustments which are of a normal recurring nature necessary to present fairly the financial position as of September 29, 2000 and the results of its operations, changes in stockholders equity, and cash flows for the periods indicated. It is suggested these statements be read in conjunction with the Company s latest annual audited financial statements and the notes thereto as of December 31, 1999. Interim results are not necessarily indicative of operating results for an entire year.

(2)  Income Taxes-
     ------------

     The Company and its stockholders have elected, for Federal and state income tax purposes, to be treated as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, the Company's domestic taxable income is included in the individual tax returns of its stockholders for Federal and, where allowed, state income tax purposes. Therefore, no provision for Federal income taxes is included in the
     financial statements.  However, a provision for foreign   income taxes
     and for income taxes in states which do not recognize S Corporation
     status is provided.  In the event the S   Corporation election is
     terminated, any liability or benefit for deferred income taxes would be reflected in the Company's financial statements.

(3)  Inventories-
     -----------

     The approximate percentage distribution between major classes of inventory is as follows:

                                               September 29,       December 31,
                                                   2000                1999
                                               -------------       ------------

     Raw Material and Purchased Parts          $ 8,142,002         $ 7,829,587
     Work in Process                             2,873,102           2,706,346
     Finished Goods                             24,145,508          24,957,493

Inventory costs include material, labor and factory overhead. Inventories are stated at the lower of cost or market, with cost being determined on the last-in, first-out (LIFO) method. If inventory were valued on the first-in, first-out method, they would have increased by $3,517,701 and $3,747,886 as of September 29, 2000 and December 31, 1999, respectively.

(4)  Recent Accounting Pronouncements-
     --------------------------------

     In June 1998, the Financial Accounting Standards Board ( FASB ) issued Statements of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ( SFAS 133 ). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company is required to adopt SFAS 133 in the first quarter of fiscal 2001. Management does not expect the initial adoption of SFAS 133 to have a material effect on the company's operations or financial position.

     In December 1999, the Securities and Exchange Commission ( SEC ) issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements ( SAB 101 ). SAB 101, as amended, summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. At this time, management does not expect the adoption of SAB 101 to have a material effect on the Company's operations or financial position.

(5)  Acquisition-
     -----------

     Effective September 29, 2000 LEESON Electric Corporation was purchased by Regal-Beloit Corporation for approximately $260,000,000 in cash.

LEESON Electric Corporation

Consolidated Financial Statements
As of December 31, 1999, 1998 and 1997
Together with Report of Independent Public Accountants

Report of Independent Public Accountants



To the Board of Directors
of LEESON Electric Corporation:

We have audited the accompanying consolidated balance sheets of LEESON Electric Corporation (a Wisconsin Corporation) and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LEESON Electric Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




/S/ARTHUR ANDERSEN LLP
--------------------
ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
February 23, 2000

<PAGE 13>



LEESON Electric Corporation

Consolidated Balance Sheets
December 31, 1999 and 1998

                    Assets                                1999            1998
                    ------                           -------------   -------------

Current Assets:
  Cash                                               $  2,642,579    $  1,671,105
  Trade Receivables, Less Allowance for Doubtful
    Accounts of $366,544 and $392,478, Respectively    23,702,459      21,287,140
  Inventories, Net                                     31,745,540      35,559,302
  Other Current Assets                                    829,640         523,607
                                                     -------------   -------------

      Total Current Assets                             58,920,218      59,041,154
                                                     -------------   -------------



Other Assets:
  Notes Receivable                                      3,725,384       2,511,608
  Cash Surrender Value of Officers' Life Insurance      1,851,518       1,691,984
  Other                                                 1,221,982       1,107,906
                                                     -------------   -------------
                                                        6,798,884       5,311,498


Plant and Equipment:
  Land and Improvements                                 1,644,726       1,580,069
  Buildings                                            13,942,334      13,070,786
  Machinery and Equipment                              54,517,794      50,504,502
                                                     -------------   -------------
                                                       70,104,854      65,155,357
  Allowance for Depreciation                          (36,059,200)    (31,202,226)
                                                     -------------   -------------
                                                       34,045,654      33,953,131
                                                     -------------   -------------
                                                     $ 99,764,756    $ 98,305,783
                                                     =============   =============


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

LEESON Electric Corporation

Consolidated Balance Sheets
December 31, 1999 and 1998

(Continued)




    Liabilities and Stockholders' Equity               1999         1998
    ------------------------------------           -----------   ----------
Current Liabilities:
  Notes Payable to Bank                            $   276,960   $1,844,036
  Notes Payable to Directors and Stockholders          645,889      570,765
  Accounts Payable                                   7,142,577    6,969,094
  Employee Compensation                              2,963,919    2,163,738
  Accrued Incentive Compensation                             -    1,795,293
  Accrued Vacation                                   1,495,988    1,604,906
  Sales Commissions Payable                          1,629,372    1,294,578
  Accrued Warranty                                   1,400,000    1,710,000
  Accrued Expenses                                   3,565,832      966,182
  Current Maturities of Long-Term Obligations        2,525,037    3,803,414
                                                   -----------  -----------

      Total Current Liabilities                     21,645,574   22,722,006



Long-Term Obligations                               34,183,722   39,249,336

Minority Interest                                    1,129,663      843,493

Stockholders' Equity:
    Common Stock, $1 Par Value; 1,500,000 Shares
      Authorized; 21,407 Issued and Outstanding
      December 31, 1999 and 1998                        21,407       21,407
    Additional Paid-In Capital                         628,400      628,400
    Retained Earnings                               42,155,990   34,841,141
                                                   -----------  -----------

                                                    42,805,797   35,490,948
                                                   -----------  -----------
                                                   $99,764,756  $98,305,783
                                                   ===========  ===========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.




LEESON Electric Corporation

Consolidated Statements of Operations
For the Years Ended December 31, 1999, 1998 and 1997


                                                           1999           1998           1997
                                                       ------------   ------------   ------------

Gross Sales                                            $176,102,185   $169,486,638   $159,413,307


Less Allowances                                          (5,764,347)    (5,945,282)    (5,116,311)
                                                       -------------  -------------  -------------

Net Sales                                               170,337,838    163,541,356    154,296,996


Costs and Expenses:
  Cost of Goods Sold                                    117,335,440    113,953,029    104,639,971
  Selling and Administrative Expenses                    38,232,567     37,069,033     33,776,419
                                                       -------------  -------------  -------------
                                                        155,568,007    151,022,062    138,416,390
                                                       -------------  -------------  -------------
      Income from Operations                             14,769,831     12,519,294     15,880,606


Other Income (Expense):
  Interest Expense                                       (3,259,340)    (3,150,077)    (2,364,697)
  Gain (Loss) on Foreign Currency Transactions              195,210       (186,085)       (97,282)
  Minority Interest                                        (286,170)      (115,271)      (161,213)
  Other                                                     (73,652)      (168,537)       104,314
                                                       -------------  -------------  -------------
                                                         (3,423,952)    (3,619,970)    (2,518,878)
                                                       -------------  -------------  -------------
      Income Before Income Taxes                         11,345,879      8,899,324     13,361,728

Provision for Income Taxes:
  State                                                      96,000         92,000        123,000
  Foreign                                                   910,574        741,433        680,012
                                                       -------------  -------------  -------------
                                                          1,006,574        833,433        803,012
                                                       -------------  -------------  -------------
     Net Income                                         $10,339,305     $8,065,891    $12,558,716
                                                       =============  =============  =============

Net Income Per Share - Basic and Diluted                    $482.99        $375.82        $506.99
Average Number of Common Shares Outstanding                  21,407         21,462         21,771



The accompanying notes to consolidated financial statements are an integral part of these statements.

LEESON Electric Corporation

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1999, 1998 and 1997


                                                             1999           1998           1997
                                                         ------------   ------------   ------------
Cash Flows from Operating Activities:
  Net Income                                             $10,339,305    $ 8,065,891    $12,558,716
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities-
      Minority Share of Canadian Income                      286,170        115,271        161,213
      Depreciation and Amortization                        5,957,659      5,074,887      4,197,484
      Loss on Sale of Equipment                               56,123         20,150         (2,083)
      Cash Provided by (Used for) Working Capital          2,866,004     (2,483,424)    (9,243,192)
                                                         ------------   ------------   ------------
        Net Cash Provided by Operating Activities         19,505,261     10,792,775      7,672,138
                                                         ------------   ------------   ------------

Cash Flows from Investing Activities:
  Capital Expenditures, Net of Sale Proceeds              (6,022,724)   (10,352,177)    (6,774,393)
  (Increase) Decrease in Notes Receivable                 (1,213,776)       199,566     (1,233,500)
  (Increase) in Other Assets                                (159,534)      (177,076)    (3,565,217)
                                                         ------------   ------------   ------------
      Net Cash Used for Investing Activities              (7,396,034)   (10,329,687)   (11,573,110)
                                                         ------------   ------------   ------------

Cash Flows from Financing Activities:
  Stock Purchase                                                   -     (3,442,741)             -
  Notes Payable to Directors and Stockholders                 75,124       (314,072)       215,257
  Proceeds from Long-Term Financing                        4,050,000     13,486,156      9,265,000
  Payment of Long-Term Obligations                       (12,238,422)    (3,552,110)    (2,341,403)
  Distributions to Stockholders                           (3,024,455)    (7,102,144)    (6,236,381)
                                                         ------------   ------------   ------------
      Net Cash Used for Financing Activities             (11,137,753)      (924,911)       902,473
                                                         ------------   ------------   ------------

Net Increase (Decrease) in Cash                              971,474       (461,823)    (2,998,499)

Cash, Beginning of Year                                    1,671,105      2,132,928      5,131,427
                                                         ------------   ------------   ------------

Cash, End of Year                                        $ 2,642,579    $ 1,671,105    $ 2,132,928
                                                         ============   ============   ============

Cash Flows from Working Capital Items:
  (Increase) Decrease in Trade Receivables               $(2,415,319)   $ 1,415,162    $(4,162,892)
  Decrease (Increase) in Inventories                       3,813,762     (2,915,792)    (7,051,886)
  (Increase) Decrease in Other Current Assets               (306,033)       157,633        258,927
  Increase (Decrease) in Accounts Payable                    173,483       (260,406)     1,214,533
  Increase (Decrease) in Accrued Expenses                  1,600,111       (880,021)       498,126
                                                         ------------   ------------   ------------

      Net Cash Provided by (Used for) Working
      Capital                                            $ 2,866,004    $(2,483,424)   $(9,243,192)
                                                         ===========    ============   ============

Supplemental Cash Flow Information:
  Cash Paid During the Year for-

    Interest                                             $ 3,255,231    $ 3,191,082    $ 2,346,218
    Income taxes                                           1,006,070        895,510        687,503



The accompanying notes to consolidated financial statements are an integral part of these statements.

LEESON Electric Corporation

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1999, 1998 and 1997


                                                                       Additional
                                                            Common       Paid-in        Retained
                                                             Stock       Capital        Earnings
                                                           ---------   -----------    ------------

Balance, December 31, 1996                                  $24,771    $3,980,407     $27,555,059

  Net Income                                                      -             -      12,558,716
  Distributions to Stockholders-
    For Payment of Income Taxes                                   -             -      (5,713,357)
    For Principal and Interest Payments on Debt Used to
      Purchase Shares of a Former Stockholder                     -             -        (451,550)
    Other                                                         -             -         (71,474)
                                                           ---------   -----------    ------------

Balance, December 31, 1997                                   24,771     3,980,407      33,877,394


  Net Income                                                      -             -       8,065,891
  Distributions to Stockholders-
    For Payment of Income Taxes                                   -             -      (4,800,009)
    For Principal and Interest Payments on Debt Used to
      Purchase Shares of a Former Stockholder                     -             -        (424,436)
    Other                                                         -             -      (1,877,699)
  Repurchase and Retirement of Stock                         (3,364)   (3,352,007)              -
                                                           ---------   -----------    ------------

Balance, December 31, 1998                                   21,407       628,400      34,841,141


  Net Income                                                      -             -      10,339,305
  Distributions to Stockholders-
    For Payment of Income Taxes                                   -             -      (2,627,134)
    For Principal and Interest Payments on Debt Used to           -             -        (397,322)
      Purchase Shares of a Former Stockholder
                                                           ---------   ------------   ------------
Balance, December 31, 1999                                  $21,407       $628,400    $42,155,990
                                                           =========   ============   ============


The accompanying notes to consolidated financial statements are an integral part of these statements.



LEESON Electric Corporation

Notes to Consolidated Financial Statements
December 31, 1999, 1998 and 1997



(1)  Description of the Business-
     ---------------------------

     LEESON Electric Corporation (the "Company") manufactures electric motors which are marketed to numerous customers primarily throughout the United
     States and Canada.

(2)  Summary of Significant Accounting Policies-
     ------------------------------------------

     (a)  Basis of Consolidation-
          ----------------------

          The consolidated financial statements include the accounts of LEESON
          Electric Corporation and its majority owned subsidiary, LEESON
          Canada, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation.

     (b)  Revenue Recognition-
          -------------------

          Sales and related costs of sales for all products are recognized upon shipment of the products.

     (c)  Use of Estimates-
          ----------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

     (d)  Foreign Currency Translation-
          ----------------------------

          All translation gains and losses from remeasurement of monetary assets and liabilities are recognized currently in the consolidated statements of operations since the functional currency of the Canadian subsidiary is the United States dollar.

     (e)  Inventory Valuation-
          -------------------

          The approximate percentage distribution between major classes of inventory is as follows:

                                                   December 31,
                                              -----------------------
                                                 1999         1998
                                              ----------   ----------

          Raw Material and Purchased Parts    $7,829,587   $8,313,141
          Work in Process                      2,706,346    2,153,673
          Finished Goods                      24,957,493   29,071,961


          Inventory costs include material, labor and factory overhead.
          Inventories are stated at the lower of cost or market, with cost being determined on the last-in, first-out (LIFO) method. If inventory were valued on the first-in, first-out method, they would have increased by $3,747,886 and $3,979,473 as of December 31, 1999 and 1998, respectively.

     (f)  Properties and Depreciation-
          ---------------------------

          Plant and equipment are stated at cost and, for financial statement purposes, are depreciated over their estimated useful lives using the straight-line method of depreciation. For income tax purposes, the Company uses accelerated depreciation methods except for assets placed in service between 1975 and 1980, for which the straight-line method is used. The estimated useful lives are:

          Description                        Life
          -----------                        ----

          Buildings and Improvements         40 Years
          Machinery and Equipment            10 Years


          Maintenance and repair costs are charged to expense as incurred.
          Renewals and improvements which extend the useful lives of the assets are added to the plant and equipment accounts.

     (g)  Research and Development-
          ------------------------

          Research and Development costs are charged to expense as incurred.
          Research and Development expenses in 1999, 1998, and 1997 were $426,000, $637,000, and $493,467, respectively.

     (h)  Advertising-
          -----------

          Advertising costs are charged to expense as incurred. Advertising expenses in 1999, 1998 and 1997 were $635,900, $633,105, and
          $714,100, respectively.

     (i)  Goodwill-
          --------

          Goodwill resulting from an acquired business consists of the excess of the acquisition cost over the fair value of the net assets of the business acquired. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision, or that the remaining balance of goodwill may not be recoverable. Goodwill is included in Other Assets on the consolidated balance sheet and is amortized on a straight-line basis over 15 years. At December 31, 1999 and 1998, goodwill totaled $968,495 and $968,495, respectively, while accumulated amortization of goodwill was $156,530 and $91,964 at those respective dates. Amortization of goodwill in 1999, 1998 and 1997 was $64,566, $67,534 and $24,430, respectively.

     (j)  Income Taxes-
          ------------

          The Company and its stockholders have elected, for Federal and state income tax purposes, to be treated as an S Corporation under the provisions of the Internal Revenue Code. Accordingly, the Company's domestic taxable income is included in the individual tax returns of its stockholders for Federal and, where allowed, state income tax purposes. Therefore, no provision for Federal income taxes is included in the financial statements. However, a provision for foreign income taxes and for income taxes in states which do not recognize S Corporation status is provided. In the event the S
          Corporation election is terminated, any liability or benefit for deferred income taxes would be reflected in the Company's financial statements.

     (k)  Recent Accounting Pronouncements-
          --------------------------------

          In June 1998, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 133,
          "Accounting for Derivative Instruments and Hedging Activities
          ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company is required to adopt SFAS 133 in the first quarter of fiscal 2001. Management does not expect the initial adoption of SFAS 133 to have a material effect on the Company's operations or financial position.


          In December 1999, the Securities and Exchange Commission "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in
          Financial Statements ("SAB 101"). SAB 101, as amended, summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. At this time, management does not expect the adoption of SAB 101 to have a material effect on the Company's operations or financial position.

     (3)  Notes Receivable-
          ----------------

          Included in notes receivable, the Company has unsecured notes due from several officers in the amount of $3,621,013 and $2,343,378 in 1999 and 1998, respectively. The notes bear interest at a defined
          Federal rate (5.59% at December 31, 1999 and 4.24% at December 31,
          1998).

     (4)  Employee Benefit Plan-
          ---------------------

          The Company offers a 401(k) profit sharing plan whereby substantially all employees may elect to defer a percentage of their compensation. The plan provides for employer matching contributions equal to 50% of participant salary deferrals up to 4% of participant compensation. The plan also allows for additional discretionary employer matching contributions. Participants are 100% vested in participant and employer contributions, and the earnings on those contributions, at all times. The Company contributed $470,853, $455,905 and $598,000 to the plan in 1999, 1998 and 1997, respectively.

     (5)  Notes Payable-
          -------------

          The Company's subsidiary has a line of credit agreement with a Canadian bank which provides for borrowings up to 5,000,000 Canadian dollars or its equivalent in United States dollars. Canadian dollar denominated borrowings bear interest at the bank s prime rate. U.S.
          dollar denominated borrowings can bear interest either at LIBOR plus
          0.5% or at the Bank's cost of funds plus .75%. Borrowings are secured by accounts receivable. Borrowings consisted of 400,000
          Canadian dollars ($276,960 U.S.) at interest rates of 5.96% at December 31, 1999, and 1,293,000 Canadian dollars ($844,036 U.S.)
          and $1,000,000 United States dollars bearing interest at 6.75% and 5.29%, respectively at December 31, 1998.

          Notes payable to directors and stockholders consist of unsecured demand notes bearing interest at the prime rate.

     (6)  Long-Term Obligations-
          ---------------------

          The Company maintains a $22,000,000 unsecured revolving credit and term loan agreement. The current expiration date of the agreement is July 1, 2001, which will be automatically and indefinitely extended on each July 1 unless the lender notifies the Company that it has elected not to extend the agreement. A commitment fee is payable in the amount of 3/8 of 1% per annum of the average daily unused portion of the total revolving credit commitments. In addition to the revolving credit line, the Company also maintains a $3,500,000 line which may be used for letters of credit and bankers acceptances. At December 31, 1999, there were $1,684,000 letters of credit outstanding.

          Under the Company's debt agreements, the Company must meet certain financial covenants relating to tangible net worth, current ratio and ratio of unsubordinated liabilities to tangible net worth. The agreements further limit the Company in the amounts of its indebtedness, liens outstanding, restrictive payments and allowed investments. The Company is in compliance with all covenants at December 31, 1999.


  Long-term obligations consisted of the following:


                                                                          December 31,     December 31,
                                                                              1999             1998
                                                                          ------------     ------------

9.82% senior notes with interest payable semiannually
and principal of $1,642,000 due annually.  Final principal payment of
$1,648,000 due on January 15, 2000                                        $ 1,648,000      $ 3,290,000


7.99% senior note with interest payable semiannually until
November 15, 1999.  Then semiannual installments of principal and interest of $1,382,239, with final payment of $1,383,840 due
on May 15, 2006                                                            14,157,011       15,000,000

Note payable to bank under revolving credit agreement                       1,500,000       19,600,000

7.50% note payable due with monthly payments of interest and a final principal payment of $1,966,585 due May 27, 2002;
secured by an aircraft                                                      1,966,585        2,050,872

Note payable due in quarterly installments of fixed principal,
$101,550 plus interest calculated at the prime rate (8.5% at
December 31, 1999), with a final payment due August 11, 2002;
secured by a letter of credit                                               1,117,050        1,523,250

6.86% note payable due in monthly installments of principal and interest of $2,000, with a final payment due on July 1, 2001;
secured by building and equipment                                             161,860          173,984

Note payable to bank under term note agreement; with interest payable monthly at a rate of 1.125% over 30 day LIBOR (7.6%
at December 31, 1999), and principal due on May 31, 2002                   15,000,000                -

4% note payable due in monthly installments of principal
and interest of $4,100 with a final payment of $5,662 due
on January 1, 2004; secured by selected manufacturing equipment               186,394          227,249


7.50% note payable due in monthly installments of principal and interest of $21,379, with a final payment of $21,300 due on
January 1, 2001                                                               361,999          582,507


Deferred compensation                                                         559,860          282,506


Other                                                                          50,000          322,382
                                                                          ------------     ------------
                                                                           36,708,759       43,052,750
Less- Current maturities                                                   (2,525,037)      (3,803,414)
                                                                          ------------     ------------
                                                                          $34,183,722      $39,249,336
                                                                          ============     ============

          Maturities of long-term obligations, excluding revolving credit\ notes, for the next five years are as follows:

          2000               $ 2,525,037
          2001                 6,258,570
          2002                17,408,482
          2003                 2,255,590
          2004                 2,374,157
          Thereafter           4,386,923


     (7)  Lease Commitments-
          -----------------

          The future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999 are as follows:

                                         Operating
                                          Leases
                                         ---------
          2000                          $1,930,124
          2001                           1,659,050
          2002                             630,414
          2003                             419,510
          2004 and thereafter            1,364,752
                                        ----------
                                        $6,003,850
                                        ==========

          Total rental expense for all operating leases amounted to $1,946,930, $1,788,757 and $1,504,990 in 1999, 1998 and 1997, respectively.

          (8)  Canadian Operations-
               -------------------

               Summarized financial information, after translation into United States dollars, of the Canadian subsidiary is as follows:

                                         1999         1998          1997
                                     -----------   -----------   -----------

               Current Assets        $ 9,422,214   $ 8,376,706   $ 8,408,903
               Total Assets           10,426,405     9,028,049     8,991,587
               Total Liabilities       3,128,918     3,275,336     3,861,110
               Stockholders' Equity    7,297,487     5,752,713     5,130,477
               Net Sales              27,387,018    24,517,907    23,530,772
               Pretax Income           2,455,348     1,363,669     1,444,015
               Net Income              1,544,774       622,236       764,003

               Total current liabilities include amounts due to parent of $671,203, $181,365 and $243,115 in 1999, 1998 and 1997,
               respectively. All intercompany accounts are eliminated in consolidation.

          (9)  Fair Values of Financial Instruments-
               ------------------------------------

               Financial instruments with estimated fair market values that approximate carrying values are cash, accounts receivable, accounts payable and long-term debt.

          (10) Risk Management-
               ---------------

               The Company periodically uses forward contract agreements to manage its exposure to market pricing for certain commodity purchases. Payments or receipts for fluctuations in market pricing under these agreements are recorded as adjustments to cost of sales and were not material in any period. The company neither holds nor issues financial instruments for trading purposes.

         (11)  Stock Appreciation Rights-
               -------------------------

               On January 1, 1993, the Company enacted a Change in Control Stock Appreciation Rights Plan to allow selected employees to share in the appreciation of the Company's value in the event of either a change in control of the business or disability or death of a participant resulting in their termination.

               As of December 31, 1999 and 1998, 1,350 stock appreciation rights have been issued having a value of $1,731,623 and $1,333,039, respectively.

         (12)  Stock Retirement-
               ----------------

               On January 6, 1998, the Company acquired and exercised an option to purchase 3,364 common shares of LEESON Electric Corporation stock and 654 common shares of LEESON Canada, Inc. stock from the two largest shareholders of the Company. The acquisition cost of the option was $500,000. The exercise price for the LEESON Electric Corporation stock and the LEESON Canada, Inc. stock was $2,855,371 and $87,370, respectively, the funding for which was obtained through additional borrowings on the Company s revolving line of credit.

         (13)  Deferred Compensation Plan-
               --------------------------

               In 1998, the Company established a deferred compensation plan for selected employees to participate in. Employees may contribute to the plan through the deferral of up to 100% of salary, commissions, bonuses and long-term management incentive bonuses paid by the Company to the employee. In addition, the Company may make discretionary contributions under the plan. Contributions and investment earnings are held in a Rabbi Trust on behalf of those employees. Amounts may be paid to the employees upon the termination of their employment with the Company. The Company made no discretionary contributions in 1999 or 1998. The value of this Trust is $401,693 at December 31, 1999, and is included on the balance sheet as an addition to both Other Assets and Long-Term Obligations.

         (14)  Subsequent Event-
               ----------------

               In February, 2000 the Company declared and paid a special dividend of approximately $5.2 million. These dividends were funded through additional borrowings under the revolving credit agreement and available cash.

Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the use of our report dated February 23, 2000 included in this Form 8-K filing.


/S/ ARTHUR ANDERSEN LLP
-----------------------
ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
December 6, 2000

                               Schedule I

                      REGAL-BELOIT CORPORATION AND
                       LEESON ELECTRIC CORPORATION
  Pro-Forma Combined Condensed Balance Sheets as of September 30, 2000
                            Unaudited ($000)

The following unaudited pro-forma combined balance sheets give effect to the purchase by REGAL-BELOIT Corporation of all of the stock of LEESON Electric Corporation. The statement combines the unaudited REGAL-BELOIT September 30, 2000 balance sheet and the unaudited LEESON September 29, 2000 balance sheet and reflects that the business combination was accounted for as a purchase. These balance sheets should be read in conjunction with the pro-forma combined statements of income and notes thereto included elsewhere herein. Pro-forma data is presented for comparative purposes only and is not necessarily indicative of what the combined financial condition will be in the future, or as of the dates for which this pro-forma is presented.


                                                       Historical                        Pro-Forma
                                            ------------------------------    -----------------------------
                                            REGAL-BELOIT   LEESON Electric      Adjustments
                                            Corporation      Corporation        Add (Deduct       Combined
                                            ------------   ---------------    ---------------    ----------
             Assets
             ------
Current Assets:
    Cash and Cash Equivalents               $    13,106      $       804             ---         $   13,910
    Net Accounts Receivable                      77,631           27,850     $      (100) (1)       105,381
    Inventories                                 105,286           31,643           8,664  (2)       145,593
    Other Current Assets                         15,175            1,273             ---             16,448
                                            -----------      -----------     ------------        ----------
    Total Current Assets                        211,198           61,570           8,564            281,332
Net Property, Plant and Equipment               152,128           33,597           4,402  (3)       190,127
Goodwill                                        148,769              764         166,664  (4)       316,197
Other Noncurrent Assets                          12,100            6,014          (1,026) (5)        17,088
                                            -----------      -----------     ------------        ----------
Total Assets                                $   524,195      $   101,945     $   178,604         $  804,744
                                            ===========      ===========     ============        ==========


Liabilities and Shareholders' Investment
----------------------------------------
Current Liabilities:
    Current Maturities of Long-Term Debt    $         0      $     2,702     $   (2,702)  (6)    $        0
    Accounts Payable                             22,177            7,162            ---              29,339
    Income Taxes                                  2,176               38            ---               2,214
    Other Current Liabilities                    54,850           15,051         (2,977)  (7)        66,924
                                            -----------      -----------     -----------         ----------
      Total Current Liabilities                  79,203           24,953         (5,679)             98,477
Long-Term Debt                                  136,400           41,449        219,189   (8)       397,038
Deferred Income Taxes                            37,064                0            ---              37,064
Other Noncurrent Liabilities                        217              637            ---                 854
Shareholders' Investment                        271,311           34,906        (34,906)  (9)       271,311
                                            -----------       ----------    ------------         ----------
      Total Liabilities and
        Shareholders' Investment            $   524,195       $  101,945    $   178,604          $  804,744
                                            ===========       ==========    ===========          ==========

Notes to Pro-Forma Combined Condensed Balance Sheets
   (1)  To provide for additional accounts receivable reserves.
   (2) To increase inventories to estimated fair market value and eliminate LEESON's LIFO reserve.
   (3) To increase property, plant and equipment to estimated fair market value.
   (4) Goodwill represents the difference in the purchase price of LEESON and the net asset value acquired, after purchase accounting adjustments.
   (5) To record debt financing fees and eliminate notes receivable from LEESON officers paid at closing.
   (6)  To reflect repayment of LEESON debt.
   (7) To eliminate liability for stock appreciation rights paid by LEESON owners to LEESON officers at closing, to provide for appropriate reserves for warranty and insurance, and to provide for various other assumed liabilities.
   (8) To reflect repayment of LEESON debt and additional REGAL-BELOIT debt obtained to effect the LEESON acquisition.
   (9)  To eliminate the shareholders' investment of LEESON.

                                 Schedule II

                         REGAL-BELOIT CORPORATION AND
                          LEESON ELECTRIC CORPORATION
                    Pro-Forma Combined Statements of Income
                               Unaudited ($000)

The following pro-forma combined Statements of Income for the year ended December 31, 1999 were prepared as if the acquisition of LEESON Electric Corporation was effective as of January 1, 1999. The pro-forma statements of income include the historical results of LEESON giving effect to such acquisition under the purchase method of accounting. The pro-forma Statements of Income are not necessarily indicative of the results that actually would have occurred if the acquisition had been effective on the date indicated or of the results that may be obtained in the future. (See notes below) These pro-forma statements should be read in conjunction with the historical statements of REGAL-BELOIT and LEESON.


                                                           Year Ended December 31, 1999
                                        ---------------------------------------------------------------
                                                    Historical                       Pro-Forma
                                        ------------------------------   ------------------------------
                                        REGAL-BELOIT   LEESON Electric     Adjustments
                                        Corporation      Corporation       Add (Deduct)     Combined
                                        -------------  ---------------   ---------------  -------------

Net Sales                               $     544,632   $  170,338       $   (1,748) (1)  $     713,222
Cost of Sales                                 393,172      117,335           (3,248) (2)        507,259
                                        -------------   ----------       -----------      -------------
Gross Profit                                  151,460       53,003            1,500             205,963
Operating Expenses                             79,020       38,233           (1,639) (3)        115,614
                                        -------------   ----------       -----------      -------------
Income from Operations                         72,440       14,770            3,139              90,349
Net Interest Expense                            9,186        3,259           18,441  (4)         30,886
Other Expense                                       0          165              ---                 165
                                        -------------   ----------       -----------      -------------
Income Before Taxes                            63,254       11,346          (15,302)             59,298
Provision for Income Taxes                     25,187        1,007           (2,510) (5)         23,684
                                        -------------   ----------       -----------      -------------
Net Income                              $      38,067   $   10,339       $  (12,792)      $      35,614
                                        =============   ==========       ===========      =============
Net Income Per Share                    $        1.80                                     $        1.68
                                        =============                                     =============

Average Shares Outstanding-Diluted         21,169,580                                        21,169,580
                                        =============                                     =============

Notes to Pro-Forma Combined Condensed Balance Sheets
The above pro-forma statements do not reflect the following: Synergies (examples: cost reduction or improvement opportunities, additional sales opportunities) projected by management in the future as a result of the LEESON acquisition; the cash flow benefits of the acquisition being made with a 338(h)(10) election under the Internal Revenue Code, which makes goodwill tax deductible over 15 years and should result in reduced debt and interest expenses in each future year. (These two items are forward looking statements. Please see CAUTIONARY STATEMENT on page 3 herein).
   (1)  To eliminate intercompany sales between REGAL-BELOIT and LEESON.
   (2) To eliminate intercompany sales between REGAL-BELOIT and LEESON and to reflect reduced depreciation expense under purchase accounting rules.
   (3) To eliminate costs for non-continuing employees and assets not acquired, such as owner salaries and other compensation, aircraft-related expenses, special compensation in contemplation of the future sale of LEESON, and the like, ($5,960). To reflect reduced depreciation expense under purchase accounting, ($500). To reflect the amortization of goodwill (40 year amortization), $4,186 and loan financing fees and expenses (5.25 year amortization), $635.
   (4) To reflect: interest expense on the loans made to finance the acquisition, $20,450; the impact of a higher overall interest rate on existing debt, $1,250; and the elimination of LEESON interest expense, ($3,259). An interest rate of 7.87% was utilized. An interest rate change of .125% would change interest expense by $495 annually.
   (5) To reflect a full 38% effective tax rate on LEESON pre-tax income as LEESON was a Subchapter S corporation and recorded no federal income tax and the tax impact of all pro-forma adjustments, including on goodwill which is tax deductible over 15 years under the aforementioned 338(h)(10) election under the Internal Revenue Code.


                                  Schedule III

                          REGAL-BELOIT CORPORATION AND
                           LEESON ELECTRIC CORPORATION
                     Pro-Forma Combined Statements of Income
                                Unaudited ($000)

The following pro-forma combined Statements of Income for the nine months ended September 30, 2000 were prepared as if the acquisition of LEESON Electric Corporation was effective as of January 1, 1999. The pro-forma statements of income include the historical results of LEESON giving effect to such acquisition under the purchase method of accounting. The pro-forma Statements of Income are not necessarily indicative of the results that actually would have occurred if the acquisition had been effective on the date indicated or of the results that may be obtained in the future. (See notes below) These pro-forma statements should be read in conjunction with the historical statements of REGAL-BELOIT and LEESON.

                                                     9 Months Ended September 30, 2000
                                       ---------------------------------------------------------------
                                               Historical                         Pro-Forma
                                       -----------------------------   -------------------------------
                                       REGAL-BELOIT  LEESON Electric   Adjustments
                                        Corporation    Corporation     Add (Deduct)         Combined
                                       ------------  ---------------   -----------        ------------

Net Sales                              $   422,563    $  135,178       $    (852) (1)    $    556,889
Cost of Sales                              302,795        91,654          (2,031) (2)         392,418
                                       -----------   ----------        ----------        ------------
  Gross Profit                             119,768        43,524           1,179              164,471
Operating Expenses                          66,798        38,504          (8,447) (3)          96,855
                                       -----------    ----------       ----------        ------------
  Income from Operations                    52,970         5,020           9,626               67,616
Net Interest Expense                         7,114         2,476          13,824  (4)          23,414
Other Expense                                    0           358             ---                  358
                                       -----------    ----------       ----------        ------------
  Income Before Taxes                       45,856         2,186          (4,198)              43,844
Provision for Income Taxes                  18,533           634          (1,399) (5)          17,768
                                       -----------    ----------       ----------        ------------
  Net Income                           $    27,323    $    1,552       $  (2,799)        $     26,076
                                       ===========    ==========       ==========
  Net Income Per Share                 $      1.30                                       $       1.24

Average Shares Outstanding-Diluted      21,005,023                                         21,005,023
                                       ===========                                        ===========


Notes to Pro-Forma Combined Condensed Balance Sheets
The above pro-forma statements do not reflect the following:  Synergies
(examples: cost reduction or improvement opportunities, additional sales opportunities) projected by management in the future as a result of the LEESON acquisition; the cash flow benefits of the acquisition being made with a 338(h)(10) election under the Internal Revenue Code, which makes goodwill tax deductible over 15 years and should result in reduced debt and interest expenses in each future year. (These two items are forward looking statements. Please see CAUTIONARY STATEMENT on page 3 herein).

    (1)  To eliminate intercompany sales between REGAL-BELOIT and LEESON.
    (2)  To eliminate the cost of intercompany sales between REGAL-BELOIT and
         LEESON and to reflect reduced depreciation expense under purchase accounting rules.
    (3)  To eliminate costs for non-continuing employees and assets not acquired, such as owner salaries and other compensation,
         aircraft-related expenses, special compensation in contemplation of the future sale of LEESON, stock appreciation rights paid at the closing, and the like, ($11,670).  To reflect reduced
         depreciation expense under purchase accounting, ($393).  To reflect the amortization of goodwill (40 year amortization), $3,140 and loan financing fees and expenses (5.25 year amortization),  $476.
    (4)  To reflect:  interest expense on the loans made to finance the acquisition, $15,350; the impact of a higher overall interest rate on existing debt, $950; and the elimination of LEESON interest
         expense, ($2,476).   An interest rate of 7.87% was utilized.  An
         interest rate change of .125% would change interest expense by $495 annually.
    (5)  To reflect a full 38% effective tax rate on LEESON pre-tax income as
         LEESON was a Subchapter S corporation and recorded no federal income tax and the tax impact of all pro-forma adjustments, including on goodwill which is tax deductible over 15 years under the
         aforementioned 338(h)(10) election under the Internal Revenue Code.

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